Exhibit (j)(iii)(d) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K



INDEPENDENT AUDITORS' CONSENT


To the Trustees and Shareholders of
Money Market Obligations Trust:

We consent to the use in Post-Effective Amendment No. 38 to Registration Statement No. 33-31602 on Form N-1A of Money Market Obligations Trust of our report dated September 17, 1999 relating to the financial statements of Money Market Trust for the year ended July 31, 1999 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectus.




By:   /s/ Deloitte & Touche LLP
      Deloitte & Touche LLP
Boston, Massachusetts
January 26, 2000